Exhibit 99.1

745 Seventh Avenue New York, NY 10019 United States

October 16, 2015

Board of Directors

Stock Building Supply Holdings, Inc.

8020 Arco Corporate Drive

Raleigh, North Carolina 27617

Members of the Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated June 2, 2015, to the Board of Directors of Stock Building Supply Holdings, Inc. (“SBS”), as an Annex to the joint proxy and consent solicitation statement/prospectus that forms a part of Amendment No. 2 to the Registration Statement on to Form S-4 of SBS, as filed on October 16, 2015 (the “Registration Statement”), relating to the proposed business combination transaction between SBS and Building Materials Holding Corporation and (ii) the references to such opinion and our firm in the Registration Statement under the headings “SUMMARY—Opinion of SBS’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—SBS’s Reasons for the Merger” and “THE MERGER—Opinion of SBS’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.